EXHIBIT 22



                         SUBSIDIARIES OF THE REGISTRANT

Freight Rate, Inc., a Delaware corporation
Power4PL, Inc., a Delaware corporation (inactive)
Power2Ship, Inc., a Delaware corporation (inactive)

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